Exhibit 10.15

AGREEMENT BETWEEN

Kokku Games Ltda. (“Kokku”), organized under the laws of Brazil and located at 2589, Eng. Domingos Ferreira Av. - 9th Floor - Boa Viagem. City of Recife. State of Pernambuco, Brazil. ZIP CODE: 51020-030. Company Registration: 14.886.508/0001-43 (“the “Developer”), and VNUE, Inc., a Nevada corporation, (“Client”), each a “Party” and collectively referred to as the “Parties.”

In consideration of the mutual promises and obligations set forth below, the adequacy and sufficiency of which is hereby acknowledged, Kokku and Client agree as follows (the “Agreement”):

CLAUSE ONE – SERVICES

1.

1.1. Kokku will provide the services set forth in this Agreement and other complements which reference this Agreement that are identified as Statements of Work (each a “SOW”) (the “Services”). All Services shall be performed in a timely business-like manner in accordance with industry standards and in accordance with this Agreement and as set forth in SOW(s) attached hereto and incorporated herein by this reference.

1.2. Kokku shall serve as a contractor of the Client and shall design, develop, and implement the Deliverables according to the functional specifications and related information provided by the Client and as more fully set forth in this Agreement and other briefing documentation provided by the Client, which will form part of a SOW. “Deliverable(s)” means any element of the Services, whether tangible or intangible, performed by Kokku as reflected in a SOW.

CLAUSE TWO - PAYMENTS AND NATURE OF RELATIONSHIP

2.1. In consideration of the Services Client will pay Kokku the amount as set forth in the SOW, attached hereto and incorporated herein by this reference.

2.2. Each Party is solely responsible for its own income and employment related taxes.

2.3. The relationship of the Parties under this Agreement is one of independent contractors, and no joint venture, partnership, agency, employer-employee, or similar relationship is created in or by this Agreement. Neither Party may assume or create obligations on the other Party’s behalf and neither Party may take any action that creates the appearance of such authority.

2.4. Kokku has the sole right to control and direct the means, details, manner, and method by which the Services will be performed, and the right to perform the Services at any time, place, or location. Kokku’s employees shall perform the Services, and Client is not required to hire, supervise, or pay any assistants to help Kokku perform those Services. Kokku has no claim against the Client under this Agreement or otherwise for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind. The fees set forth in this Agreement are Kokku’s only compensation under this Agreement. Any ordinary and necessary expenses incurred by Kokku or its staff in performing under this Agreement are Kokku’s sole responsibility.

2.5. The Parties agree that the Services stated in this Agreement may be delivered only by Kokku itself and no other party unless agreed by Client. Kokku shall be solely liable for its performance in accordance with the terms of this Agreement. In any event, where Kokku requires subcontractors to perform certain tasks for the Client project, it must be agreed between the parties and Kokku shall make the Client aware of such performance and Kokku must also make subcontractor be aware of the confidentiality provisions contained in Clause Seven, hereof and obtain a written acknowledgment from such subcontractor(s) that they will comply with the same.

CLAUSE THREE – OWNERSHIP

3.1. Client retains all right, title and interest in and to Client Materials. “Client Materials” means any data, software, documents, intellectual property rights, artwork, logos and any other material or information owned or developed by Client that is delivered or made available to Kokku under this Agreement. Kokku acknowledges that nothing in this Agreement shall be construed as granting Kokku any license, right, title or ownership interest in or to Client Materials except to the extent specifically set out in this Agreement.

3.2. In addition, Client will receive transfer and own all right, title and interest in the Deliverables provided to the Client by Kokku once payments for the work are made to Kokku in full. Upon full payment stipulated for the work, all work, Services, materials and Deliverables are the property of the Client and all title and interest therein shall vest the Client and shall be deemed to be a “work for hire” (and made in the course of Services rendered hereunder) as that term is used in conjunction with copyright laws (and to the extent that title may not, by operation of law, vest in Client or be considered a “work for hire”, Kokku hereby irrevocably assigns to Client all right, title and interest in and to such items to Client), limited only to the extent such work does not include Kokku Materials. “Kokku Materials” means any data, software, documents, intellectual property rights, artwork, logos and any other material or information owned or developed by Kokku that is not a part of the Services or Deliverables. To the extent that any work, Services, materials or Deliverable includes, in part or in whole, any Kokku Materials, Kokku grants Client a perpetual, royalty free, worldwide license to use those materials in a manner consistent with the terms and purposes set out in this Agreement provided that all fees under this Agreement are paid in full.

3.3. Kokku retains all right title and interest in and to Kokku Materials including, but not limited, to the related documentation and the Client acknowledges that nothing in this Agreement shall be construed as granting Client any license, right, title or ownership interest in or to Kokku Materials, except as specifically set out in this Agreement.

CLAUSE FOUR – REPRESENTATIONS AND WARRANTIES

4.1. Kokku makes the following representations and warranties to the Client:

4.1.1. In providing Services to the Client, Kokku will not knowingly infringe upon or misappropriate any third-party trade secrets, copyrights, trademarks, or rights of publicity or privacy;

4.1.2. Kokku has all necessary rights to grant and assign to the Client the various rights set forth in this Agreement and Kokku has not previously granted and will not grant any rights to any third party which are inconsistent with the rights granted to the Client herein;

4.1.3. Kokku will comply with all applicable laws, regulations, ordinances and statutes, including, but not limited to, the import/export laws and regulations of any applicable governmental and regulatory agencies and all applicable international treaties and laws;

4.1.4. Kokku has full corporate power to enter into this Agreement, to carry out its obligations hereunder and to grant the rights herein granted to Client;

4.1.5. Any Deliverables provided to the Client by Kokku under this Agreement will not contain any known viruses, and will function substantially in accordance with its documentation in all material respects and does not and will not contain any undisclosed software, copyrighted works or other material owned by any third party, including, without limitation, any “open source” software, “shareware,” “freeware” or similar software.

4.2. The Client makes the following representations and warranties to Kokku:

4.2.1. The Client, both in whole and in part, do not and will not infringe upon or misappropriate any third-party trade secrets, copyrights, trademarks, or rights of publicity;

4.2.2. The Client will comply with all applicable laws, regulations, ordinances and statutes, including, but not limited to, the import/export laws and regulations of any applicable governmental and regulatory agencies and all applicable international treaties and laws;

4.2.3. Client has full power to enter into this Agreement and to carry out its obligations hereunder and to grant the rights herein granted to Kokku.

4.3. Kokku shall provide all the project Deliverables in agreed schedule. The Deliverables scope, form, schedule and delivery method are to be decided and agreed between the Parties as work scope described in briefing documents provided by the Client such as pdf files or notes, or more and reflected in a SOW.

CLAUSE FIVE - INDEMNIFICATION

5.1 Kokku agrees to indemnify, hold harmless and defend Client from all claims, defense costs (including reasonable attorneys’ fees), settlements, judgments and other expenses arising out of or because the following:

(i) alleged facts or circumstances that, if true, would constitute a breach of any express warranties with respect to the Services provided under this Agreement;

(ii) alleged infringement or violation of any trademark, copyright, trade secret, or other proprietary right with respect to the Services;

(iii) unfair trade practice, trade libel or misrepresentation based on any promotional material, documentation or other materials provided by Kokku with respect to the Services.

Notwithstanding the above, Kokku shall have no liability to the Client for any claim to the extent that such claim is based upon any element of the Client or to the extent that it is a claim for which Client has agreed to indemnify Kokku.

5.2 The Client agrees to indemnify, hold harmless and defend Kokku from all claims, defense costs (including reasonable attorneys’ fees), judgments, settlements and other expenses arising out of the following:

(i) claims of unfair trade practice, trade libel or misrepresentation arising out of or because the Client (other than those claims for which Kokku has agreed to indemnify the Client);

(ii) alleged infringement or violation of any trademark, copyright, trade secret, patent or other proprietary right with respect to Client;

(iii) alleged facts or circumstances that, if true, would constitute a breach of Client’s warranties set forth.

5.3 If any action shall be brought against one of the Parties hereto in respect to which indemnity may be sought against the other Party (the “Indemnifying Party”) pursuant to this Clause 5, the Indemnifying Party’s obligation to provide such indemnification will be conditioned on prompt notice of such claim (including the nature of the claim and the amount of damages and nature of other relief sought) being provided to the Indemnifying Party by the Party against which such action is brought (the “Indemnified Party”). The Indemnified Party shall cooperate with the Indemnifying Party in all reasonable respects in connection with the defense of any such action at the expense of the Indemnifying Party. The Indemnifying Party may, upon written notice to the Indemnified Party, undertake to conduct all proceedings or negotiations relating to the action, assume the defense thereof, including settlement negotiations relating to the action, and be responsible for the costs of such defense, negotiations and proceedings. The Indemnifying Party will have sole control of the defense and settlement of any claims for which it provides indemnification hereunder, provided that the Indemnifying Party will not enter into any settlement of such claim without the prior approval of the Indemnified Party, which approval will not be unreasonably withheld. The Indemnified Party shall have the right to retain separate counsel and participate in the defense of the action or claim at its own expense.

CLAUSE SIX – LIMITATION OF LIABILITY

6.1 Neither Party will be liable to the other Party for indirect, special, incidental, consequential or punitive damages or the loss of anticipated profits arising out of or relating to any breach of this agreement by such Party, even if such Party is notified of the possibility of such damages and regardless of whether any remedy set forth herein fails of its essential purpose.

CLAUSE SEVEN – CONFIDENTIALITY

7.1 Kokku and the Client acknowledge that, during performing their respective obligations hereunder, each may obtain information relating to the other and the other’s products that are of a confidential and proprietary nature to such other Party (“Confidential Information”). Such Confidential Information includes but is not limited to any information, technical data or know-how, including, without limitation, that which relates to computer software programs or documentation, specifications, source code, object code, research, inventions, processes, designs, drawings, engineering, products, services, customers, markets or finances of the disclosing Party which (a) has been marked as confidential or proprietary, (b) is identified as confidential at the time of disclosure either orally or in writing, or (c) which, due to its character and nature, a reasonable person under like circumstances would treat as confidential.

7.2 Each Party agrees that it will (a) use the other Party’s Confidential Information only in connection with fulfilling its obligations and exercising its rights and licenses under this Agreement; (b) hold the other Party’s Confidential Information in strict confidence and exercise due care with respect to its handling and protection, consistent with its own policies concerning protection of its confidential information of a similar nature, (c) not directly or indirectly reverse engineer, disassemble, or decompile the other Party’s Confidential Information consisting of binary code; (d) not disclose, divulge, or publish the other Party’s Confidential Information except to such of its responsible employees, and consultants (collectively, “Personnel”) who have a bona fide need to know to the extent necessary to fulfill such Party’s obligations under this Agreement; and (e) instruct all such Personnel not to disclose the other Party’s Confidential Information to third parties. Each Party shall require all Personnel who shall encounter the Confidential Information of the other Party to execute a confidentiality agreement at least as protective of the rights in such Confidential Information as the terms and conditions of this Agreement, prior to such Personnel being given access to any Confidential Information. Each Party shall be responsible for breaches of this Agreement by its Personnel.

7.3 The obligations set forth above will not apply to either Party’s Confidential Information which (i) is or becomes public knowledge without the fault or action of the recipient Party, or which (ii) the recipient Party can document was independently developed by it without use of Confidential Information of the other Party; or which (iii) the recipient Party can document was already known to it, on a non-confidential basis, prior to the receipt of the other Party’s Confidential Information from a source (a) that was not bound by a confidentiality agreement with the recipient Party or (b) is not otherwise prohibited from transmitting the information to the disclosing Party by a contractual, legal, fiduciary or other obligation.

7.4 If either Party is required to disclose any Confidential Information pursuant to an order under law, it shall not be a breach of this Section to disclose such information provided that it shall use its reasonable efforts to give the Party owning the Confidential Information sufficient notice of such required disclosure to allow the Party owning the Confidential Information reasonable opportunity to object to and take necessary legal action to prevent such disclosure. Money damages may not be a sufficient remedy of this section and, in addition to any other remedies, a Party may seek (and may be entitled to) as a result of such breach, injunctive or other equitable relief as a remedy.

CLAUSE EIGHT – ACCEPTANCE

8.

8.1 Upon completing the full scope of works or separate sprints, Kokku presents to the Client a written request to accept or reject the software components and the Deliverables (each a “Deed of Acceptance”). Within 5 (five) working days of receipt of the software Deliverables, subject to this Agreement, the Client shall sign and return to Kokku the Deed of Acceptance or send a motivated refusal to accept.

8.2 In case the Client sends a motivated refusal, the parties shall draw up an act listing all corrections required, deadlines for completion, signed by the representatives of the Client and Kokku.

8.3 In case Kokku has not received either a signed Deed of Acceptance or a motivated refusal within 14 (fourteen) working days on the dispatch of the software Deliverables, the Deliverables are deemed to be accepted by the Client in full.

CLAUSE NINE – TERM AND TERMINATION

9.1. This Agreement shall remain in force until the obligations of each Party under this Agreement are fulfilled, and each Party has notified the other Party thereof in writing.

9.2 In the event of a material breach by either Party of a material provision hereof, which breach is not cured within 10 (ten) days after written notice thereof by the other Party, then the non-breaching Party may, after written notice of failure to cure to the breaching Party, terminate this Agreement. In addition to or instead of its rights to terminate this Agreement upon a material breach by the other Party, each Party will have the right to pursue any remedies it may have at law or in equity.

9.3 The occurrence of any of the following events shall be deemed a material breach of this Agreement:

9.3.1. Kokku fails to meet any Milestone (as defined in a SOW);

9.3.2. Either Party breaches any of the Representations and Warranties set forth in Clause 4 of this Agreement;

9.3.3. Client breaches its payment obligations under Clause 2;

9.3.4. Either Party breaches the Confidentiality provisions set forth in Clause 7.

CLAUSE TEN – APPLICABLE LAW AND DISPUTE RESOLUTION

10.

10.1. The Parties shall primarily attempt to resolve any dispute, controversy or claim under or in relation to this Agreement (each a “Dispute”) through friendly negotiations. In case the Parties fail to settle the Dispute within 30 (thirty) days from the commencement of such negotiations, either Party shall be entitled to initiate proceedings as set forth below for final resolution of the Dispute.

10.2 Subject to Clause 10.1, the Parties agree to settle the Dispute by binding, confidential arbitration ruled by a sole arbitrator to be administered by the Judicial Arbitration and Mediation Services’ {“JAMS”) Comprehensive Commercial Arbitration Rules in effect at the time the request for arbitration is made, when the Arbitration Claimant is Client. If the Arbitration Claimant is Kokku, the Parties agree to settle the Dispute by binding, confidential arbitration to be administered by CAMARB – Business Mediation and Arbitration Chamber – Brazil, in compliance with the provisions of its Arbitration Rules in effect at the time the request for arbitration is made, ruled by a sole arbitrator,

10.2.1 The Parties agree that any hearing, proceeding, or conference conducted as part of the arbitration may be held virtually. Each Party shall pay its own costs and expenses for the arbitration, with the cost of the Arbitrator to be divided equally between the Parties. Any award or decision in arbitration shall be final and binding upon the Parties and shall be enforceable by judgment of any court of competent jurisdiction.

10.3 If the Dispute involves an alleged breach of this Agreement by Client, then Kokku may commence an arbitration in Recife, Pernambuco, Brazil, the resolution of the Dispute shall be governed by the laws of Brazil and the language will be Portuguese. If the Dispute involves an alleged breach of this Agreement by Kokku, then Client may commence arbitration in New York, New York and the resolution of the Dispute shall be governed by the laws of the State of New York and the language will be English.

CLAUSE ELEVEN – GENERAL TERMS

11.1 This Agreement may not be assigned in whole or in part by either Party without consent of the other, which will not be unreasonably withheld. Notwithstanding the foregoing either Party may assign such Party’s rights and duties under this Agreement to an Affiliate or to any third party which succeeds by operation of law to, purchases or otherwise acquires substantially all the assets of such Party or Affiliate, provided such party assumes all rights and obligations of the assigning Party under this Agreement.

11.2 This Agreement has been fully negotiated by the Parties and will be interpreted according to the plain meaning of its terms without any presumption that it should be construed either for or against either Party.

11.3 All notices delivered in connection this Agreement must be given in writing. Notices with a claimed breach or termination of the Agreement will be deemed given as of

(i)	the day they are delivered on paper by a nationally recognized express delivery service (such as Federal Express or DHL), addressed as set forth below; or

(ii)	the day they are sent by fax to the fax number set forth below, but only if the receiving fax device immediately generates a message, printed by the sending fax device, that confirms transmission and the correct recipient fax number. Other than for a notice of breach or termination, notice sent by email is sufficient.

11.4 No waiver of any provision of this Agreement will be effective unless it is in a signed writing, and no such waiver will constitute a waiver of any other provision(s) or of the same provision on another occasion.

11.5 Neither Party will be deemed in default of this Agreement to the extent that performance of its obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, shortages of material or supplies or any other cause reasonably beyond the control of such Party (“Force Majeure”), provided that such Party gives the other Party written notice thereof promptly and, in any event, within 15 (fifteen) days of discovery thereof, and uses its diligent, good faith efforts to cure the breach. In the event of such a Force Majeure, the time for performance or cure will be extended for a period equal to the duration of the Force Majeure but not more than 60 (sixty) days.

11.6 If an arbitrator or court of competent jurisdiction holds any term, covenant or restriction of this Agreement to be illegal, invalid or unenforceable, in whole or in part, the remaining terms, covenants and provisions will remain in full force and effect and will in no way be affected, impaired or invalidated. If any provision in this Agreement is determined to be unenforceable in equity because of its scope, duration, geographical area or other factor, then the court making that determination will have the power to reduce or limit such scope, duration, area or other factor, and such provision will be then enforceable in equity in its reduced or limited form.

11.7 This Agreement is not effective until signed by both Parties. This Agreement, including any “SOW” attached hereto which are incorporated by this reference, constitutes the entire agreement between the Parties with respect to the subject matter hereof and merges all prior and contemporaneous communications and proposals, whether electronic, oral or written, between the parties.

11.8 This Agreement may not be modified except by a written Amendment dated after the date of this Agreement and signed by appropriately authorized representative of both Parties.

11.9 This Agreement may be signed in counterparts which will be taken together to comprise a single agreement. Digital, scanned or facsimile transmitted signatures will be treated as valid originals for all purposes.

CLAUSE TWELVE – NON-SOLICITATION

12.1 Parties agree that within the term of this Agreement and for a period of 12 months following its termination or the commercial release of the last Product, a Party will not directly or indirectly solicit or otherwise take away the other Party’s employees, full-time consultants or full-time individual contractors of whom a Party became aware as a result of the engagement under this Agreement. For the avoidance of doubt, a general advertisement by a Party for employment that is not targeted at any specific employee/contractor shall not constitute a breach of the obligations of such Party. In such a case, if an employee/contractor applies to a Party, the other Party shall be informed at the earliest convenience: as soon as reasonably practicable and legally permissible.

This Agreement has been executed in 02 (two) identical copies of which the parties have retained one each.

Agreed to and accepted by:

KOKKU GAMES LTDA		CLIENT

Place and date:	Recife, Oct 12th, 2022	Place and date:	New York, Oct 12th, 2022
Signature:	/s/ Thiago de Freitas	Signature:	/s/ Zach Bair
Printed name:	Thiago de Freitas (CEO)	Printed name:	Zach Bair (CEO)
	(authorized representative of Developer)		(authorized representative of the Client)